INDEPENDENT AUDITORS' CONSENT
We consent to (a) the use in this Post-Effective Amendment No. 12 to Registration Statement
No. 33-6180 of The American Funds Tax-Exempt Series II: Tax-Exempt Fund of California on Form N-1A of our report dated September 22, 1995 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "General Information" in such Statement of Additional Information, and
(c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP
Los Angeles, California
October 26, 1995